EXHIBIT 99.1

Hawk Announces Record First Quarter 2007 Results

•	Net sales from continuing operations increase by 10.2% to record $58.2 million
•	Precision components segment sold for $94.2 million
•	Net income from continuing operations reaches a record $.21 per diluted share

CLEVELAND, Ohio - May 14, 2007 - Hawk Corporation (AMEX: HWK) announced today that net sales for the first quarter ended March 31, 2007 increased by 10.2% to $58.2 million from $52.8 million in the comparable prior year period. The Company’s net sales benefited during the quarter from the impact of pricing actions, strong economic conditions in most of the Company’s end markets, including the construction and mining, aerospace, agriculture and performance brake markets. An exception to strength in the Company’s end markets was the softness in the heavy truck market caused by reduced truck builds in the first quarter of 2007 as a result of pre-buying in 2006 in advance of new vehicle emission control standards.

Income from operations for the first quarter of 2007 was $5.4 million, an increase of $5.3 million, from $0.1 million in the prior year period. The increase in income from operations resulted from the Company’s pricing actions, sales unit volume increases and continued operating improvements at the Company’s Tulsa facility. This improvement was partially offset by $0.5 million of legal costs during the three month period ended March 31, 2007, related to our voluntary compliance with the previously announced Securities and Exchange Commission and Department of Justice investigations.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “I am pleased with the first quarter results, and particularly with the progress which has been made in our Tulsa facility. We continue to improve throughput in all of our facilities and have been able to substantially reduce extraneous costs related to the new facility. Of course, there continues to be the opportunity and need for continuous improvement ahead of us.” Mr. Weinberg continued, “With the sale of the precision components segment completed and improvements at our Tulsa facility gaining traction, our focus will now include targeted sales growth and possible acquisitions related to our friction products business.”

For the first quarter ended March 31, 2007, the Company reported net income from continuing operations of $2.0 million, or $.21 per diluted share, an improvement of $3.5 million, compared to a net loss from continuing operations of $1.5 million, or a loss of $.16 per diluted share, in the comparable prior year period. The Company reported interest income of $0.7 million for the three month period ended March 31, 2007 which was generated from the investment of the cash proceeds from the sale of the precision components segment on February 2, 2007.

The Company reported net income of $12.8 million, or $1.36 per diluted share for the three months ended March 31, 2007, which included an after-tax gain of $11.8 million on the sale of the precision components segment, compared to net income of $0.4 million, or $.04 per diluted share for the three month period ended March 31, 2006.

Business Segment Results
Net sales in the friction products segment for the three months ended March 31, 2007 increased $5.1 million, or 10.4%, to a record $54.2 million from $49.1 million in the comparable prior year period. Primary drivers of the sales increase included pricing actions, strong worldwide demand in the construction and mining, aerospace, agriculture and performance automotive markets, and increased sales as a result of new business awards. As expected, sales to the heavy truck market declined as a result of the implementation of the new vehicle emission control standards during the first quarter of 2007. Net sales from the segment’s foreign facilities represented 38.2% of the segment’s total net sales for the three month period ended March 31, 2007 compared to 31.6% in the comparable prior year period. The effect of foreign currency exchange rates accounted for 3.2% of the segment’s 10.4% net sales increase during the quarter.

For the quarter ended March 31, 2007, income from operations in the friction products segment increased to $5.4 million from $0.3 million, compared to the three months ended March 31, 2006. The increase in income from operations was driven by pricing actions, sales unit volume increases, and increased production and manufacturing efficiencies from the Company’s Tulsa plant.

In the Company’s performance racing segment, net sales for the three months ended March 31, 2007 were $4.0 million, an increase of $0.3 million or 8.1%, from $3.7 million in the comparable prior year period. Over the course of the last two years, the Company has sought to upgrade the engineering and technological expertise of this segment to reflect similar changes taking place in the motorsports market. The sales increase represented the initial effects of the upgrade initiative and new business awards resulting from the newly introduced NASCAR “Car of Tomorrow” which was introduced on a limited schedule for the 2007 race season.

For the three months ended March 31, 2007, the performance racing segment reported breakeven results from operations compared to a loss from operations of $0.2 million for the comparable prior year period. The improvement was a result of the increased sales unit volumes partially offset by the effect of product mix.

The Company’s discontinued operations, which consisted of the precision components segment for the period ended March 31, 2007 and the precision components and motor segments for the period ended March 31, 2006, reported income after taxes of $10.7 million for the three months ended March 31, 2007, an increase of $8.8 million, compared to $1.9 million in the comparable prior year period. As previously reported, the Company’s precision components segment was sold on February 2, 2007 for $94.2 million. The Company reported a $15.0 million gain on the sale of the segment ($11.8 million after tax).

Working Capital and Liquidity
At March 31, 2007, working capital increased by $17.2 million from December 31, 2006. This increase was largely the result of cash proceeds from the gain on the sale of the precision components segment, increased sales volumes in the friction products segment during the first quarter of 2007 compared to December 31, 2006, which led to higher accounts receivable levels in addition to a reduction in accrued expenses during the period. As previously announced, the Company initiated its $4.0 million common stock repurchase plan on March 5, 2007. Through March 31, 2007, the Company repurchased 11,965 shares of common stock and spent $0.1 million in connection with its repurchase of such stock.

Total debt outstanding, including current portion, decreased $0.1 million, to $111.1 million at March 31, 2007, compared to $111.2 million at December 31, 2006. Cash and marketable securities increased to $90.2 million as of March 31, 2007 from $6.2 million as of December 31, 2006 primarily as a result of the net proceeds received from the sale of the precision components segment partially offset by the growth in the Company’s receivables during the first quarter of 2007. As of March 31, 2007 and December 31, 2006, the Company had no borrowings under its revolving credit facility. At March 31, 2007, the Company had $20.7 million available for additional borrowings under the facility.

Business Outlook
The Company previously announced guidance, expecting full year 2007 net revenues to be between $217.0 million and $222.0 million, and income from operations for the same period to be between $11.0 million and $14.0 million. Despite the strength of the first quarter actual results, we remain cautious and leave standing our previously issued guidance for the full year 2007.

The Company
Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,100 employees at 11 manufacturing, research, sales and administrative sites in 5 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales and operating earnings. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the Company’s ability to execute its business plan to meet its forecasted results from continuing operations; the Company’s vulnerability to adverse general economic and industry conditions and competition; the Company’s dependence on a limited number of customers for a significant portion of its total revenues; the impact on the Company’s gross profit margins as a result of changes in product mix; the effect of the transfer of manufacturing to China and other lower wage locations by other manufacturers who compete with the Company; decisions by the Company regarding the use of proceeds from the sale of its precision components segment, including the Company’s ability to identify suitable acquisition candidates and complete such acquisition; the satisfaction of limitations on the use of proceeds contained in the Company’s financing arrangements; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; and, the continuity of business relationships with major customers.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2006, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Tuesday May 15, 2007 at 11:00 a.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Joseph J. Levanduski, Vice President - CFO
(216) 861-3553
Thomas A. Gilbride, Vice President - Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months ended March 31
	2007	2006
Net sales	$58,167	$52,817
Cost of sales	43,196	43,765
Gross profit	14,971	9,052

Selling, technical and administrative expenses	9,441	8,788
Amortization of intangibles	181	124
Total expenses	9,622	8,912

Income from operations	5,349	140

Interest expense	(2,560)	(2,807)
Interest income	741	9
Other income (expense), net	110	95

Income (loss) from continuing operations before income taxes	3,640	(2,563)
Income tax provision (benefit)	1,592	(1,067)

Income (loss) from continuing operations, after income taxes	2,048	(1,496)
Income from discontinued operations, net of tax	10,738	1,900
Net income	$12,786	$404

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.21	$(0.16)
Discontinued operations, net of tax	1.15	0.20
Net earnings per diluted share	$1.36	$0.04

Diluted weighted average shares outstanding	9,386	9,513

	Three Months Ended March 31
Segment data:	2007	2006
Net sales:
Friction products	$54,175	$49,087
Performance racing	3,992	3,730
Total	$58,167	$52,817

Gross profit:
Friction products	$14,235	$8,259
Performance racing	736	793
Total	$14,971	$9,052

Depreciation and amortization:
Friction products	$1,885	$1,719
Performance racing	64	58
Total	$1,949	$1,777

Income (loss) from operations:
Friction products	$5,375	$344
Performance racing	(26)	(204)
Total	$5,349	$140

Capital expenditures:
Friction products	$2,489	$2,538
Performance racing	74	102
Total	$2,563	$2,640

HAWK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31	December 31
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$45,012	$6,177
Marketable securities - held to maturity	45,193	-
Accounts receivable, net	40,218	34,502
Inventories	38,182	38,890
Deferred tax asset	2,380	2,472
Other current assets	4,271	4,607
Current assets of discontinued operations	-	87,313
Total current assets	175,256	173,961
Property, plant and equipment, net	39,205	39,409
Finite-lived intangible assets	7,703	7,884
Other assets	5,044	8,000
Total assets	$227,208	$229,254

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$22,802	$23,023
Other accrued expenses	17,377	20,269
Short-term debt	980	980
Current portion of long-term debt	121	127
Current liabilities of discontinued operations	-	12,795
Total current liabilities	41,280	57,194
Long-term debt	110,028	110,053
Deferred income taxes	1,040	1,025
Other	14,871	14,253
Shareholders’ equity	59,989	46,729
Total liabilities and shareholders’ equity	$227,208	$229,254

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